Exhibit 10.1

Broadridge Financial Solutions, Inc. 1981 Marcus Avenue Lake Success, NY 11046 516 472 5454 Phone Richdaly@broadridge.com

March 4, 2010

Timothy Gokey

600 East 45th Street

Kansas City, MO 64110

Dear Tim,

Congratulations! It is my pleasure to extend to you a conditional offer of employment for the position of SVP and Chief Corporate Development Officer, reporting to me and based out of our Corporate headquarters in Lake Success, New York. Upon satisfaction of all of the conditions described in this letter, your anticipated start date is April 5, 2010.

As we discussed, your joining the Broadridge team is a key element of our ongoing succession planning efforts, and we look forward to your confirmation that you are coming on board. The terms expressed in this letter will be in effect until December 31, 2012.

Base Salary

You will receive a monthly base salary of $41,666.67, or $500,000 per year. You will be eligible to receive a pro-rated merit increase in October, 2010. You will participate in the annual performance appraisal process and merit review cycle applicable to Corporate Officers.

Annual Cash Bonus

You will be eligible to participate in the annual bonus plan. Your FY’10 bonus target will be 100% of your base salary. You have the opportunity to earn up to 200% of your annual target each year.

Guaranteed FY’10 Bonus: Your FY’10 bonus will be guaranteed to pay a minimum of $125,000 (100% of target, pro-rated for three months’ employment in the 2010 fiscal year).

The bonus is payable following completion of the fiscal year and you must be employed with Broadridge on June 30th of the year to which the bonus pertains to receive your bonus.

Cash Signing Bonus

You will receive a one-time cash signing bonus of $250,000, payable within 30 days of your start date. You will owe 100% of this payment back to Broadridge if you voluntarily terminate employment within one year of the payment, and you will owe 50% of this payment back to Broadridge if you voluntarily terminate employment between one and two years of the payment.

Broadridge Stock Ownership Plan

Broadridge will provide you with the opportunity to build long-term wealth and share in the growth and profitability of Broadridge through two separate equity vehicles: Restricted Stock Unit (RSU) grants, and Stock Option grants.

Restricted Stock Units (RSUs):

Grants are scheduled to be made annually in October of each year, with the number of RSUs based on target values that are reviewed and approved annually by the Compensation Committee of the Broadridge Board of Directors. It is expected that your ongoing annual grant will have a target expected value of $325,000, with the first regular grant made in October 2010 and vesting in April 2013 based on achieving pre-established performance conditions. The Compensation Committee reserves the right to amend or terminate this plan at any time.

Management will recommend that the Compensation Committee approve the following special one-time grant amounts in May 2010, with a total value equal to $650,000. These amounts will vest, subject to the conditions set forth in the applicable award agreement, as follows:

•	The first grant with an estimated value at the time of grant of $325,000 will not be subject to performance conditions, and will vest and convert to Broadridge shares on April 1, 2011.

•

The second grant with an estimated value at the time of grant of $325,000 will be subject to performance conditions, as applicable to other Broadridge Corporate Officers. If the performance conditions are met, this grant will vest and convert to Broadridge shares on April 1, 2012.

Stock Options

You are eligible to receive Stock Option grants in February each year, beginning in February 2011, with a target expected value of approximately $500,000 per grant annually. The termination date and vesting provisions will be consistent with other Corporate Officer annual stock option grants.

At-Hire Special Option Grant: We will recommend that the Compensation Committee of the Board of Directors approve two grants totaling 250,000 stock options in May 2010.

•	100,000 of these options will vest over two years, at a rate of 50% per year on each anniversary date of the grant.

•	150,000 of these options will vest over five years, at a rate of 20% per year on each anniversary date of the grant.

Paid Time Off

You will accrue up to three (3) weeks’ vacation and three personal holidays annually. In addition, there are generally nine paid holidays per calendar year.

Corporate Officer Benefits

As a Corporate Officer, you will be eligible to participate in the Supplemental Officers Retirement Plan (“SORP”), the Executive Retiree Healthcare Plan, and the Executive Auto Program.

Relocation

You are eligible to participate in the standard Broadridge Executive Relocation Program. In addition to the details explained in the policy, we will offer you the following:

•

Provided that you purchase a home in the New York region, you will be able to receive a rental cost subsidy on the unsold Kansas City home for up to 12 months and remain eligible for a guaranteed home purchase as defined in the policy. If you select this option, the guaranteed home purchase amount will be based on new appraisals that must occur within 90 days of the expiration of the 12-month rental subsidy. The guaranteed purchase amount would be subject to a reduction for the sum of rental cost subsidies paid to you by Broadridge during the rental period.

•

For the first three years following your employment date, if you are involuntarily terminated without cause by Broadridge or voluntarily terminate your employment for good reason, Broadridge would reimburse you for any financial loss you might incur on the sale within one year following your termination of employment of your New York region home, excluding capital improvements made on the home during your period of ownership, and any such reimbursement will be paid to you during the calendar year immediately following the calendar year of your termination of employment.

•	Broadridge will reimburse you for the costs of weekly commuting from Kansas City to New York from your date of hire through September 1, 2010.

In recognition of the signing bonus being offered to you, you will not be eligible to receive any mortgage subsidy payment that otherwise would be available to you under the relocation program.

Benefits

You will be eligible to enroll in standard associate benefits including medical, dental and vision care, and in the 401(k) plan, upon employment.

Severance

Your employment is “at will”. This means that your employment is for no definite period of time, and either you or Broadridge may terminate your employment at any time, with or without cause or notice. For the purposes of this offer letter, a termination of employment by you for good reason will mean a termination of employment by you within 90 days following the occurrence of any of the following events and the failure of Broadridge to rectify such occurrence within 30 days of written notice from you of your intent to invoke a good reason termination:

(i)	A reduction in the compensation set forth in the base salary section of this offer letter, unless such a reduction in base salary is 10% or less and is applicable to other Corporate Officers;

(ii)	The relocation of your office greater than fifty (50) miles from Lake Success, New York, if such relocation increases your commute;

(iii)	You no longer report directly to the Chief Executive Officer;

(iv)	Your duties and responsibilities are materially diminished at any point during the duration of the terms of this letter; and

(v)	Your role and primary responsibilities at Broadridge have not been materially enhanced by me, or any successor to me, by December 31, 2012.

If your employment is terminated by Broadridge without cause or you terminate employment for good reason as defined above, you will be eligible for severance pay via compensation continuation as follows (so long as you execute and deliver to Broadridge a general release of claims reasonably satisfactory to Broadridge on or before the date that is 50 days following the date of termination and you do not revoke such release prior to the end of the statutory seven-day revocation period):

(i)	Two years’ payment of your then-current annual base salary, to be paid over twelve (12) months in equal monthly installments in arrears, provided that the first and second monthly installments shall be paid on the date that is sixty days after the date of termination; and

(ii)	RSUs and stock options granted prior to termination shall continue to vest during the twelve months that you receive severance payments. Vested stock options will be exercisable until the earlier of the regular option expiration date or 180 days past the last date of severance payments.

All such payments will be subject to your continued compliance for the duration of the severance period with the restrictive covenants attached as Annex A hereto, which you hereby agree to (and will separately execute).

If you are discharged for cause or you terminate employment without good reason, you will not be eligible for severance pay. As used in this offer letter, the term “for cause” shall cover circumstances where Broadridge elects to terminate your employment because you have:

(i)	Been convicted of or pled nolo contendere to a criminal act for which the punishment under applicable law may be death or imprisonment for more than one year;

(ii)	Willful failure or refusal to perform your material obligations as an employee of Broadridge and such failure or refusal shall continue during the 30 day period following the receipt by you of written notice from Broadridge of such failure or refusal;

(iii)	Committed any act or omission of gross negligence in the performance of your material duties hereunder and failed to take appropriate corrective action, if such act or omission is susceptible of correction, during the 30 day period following the receipt by you of written notice from Broadridge of such act or omission of gross negligence;

(iv)	Committed any act of willful or reckless misconduct; or

(v)	Violated Broadridge’s Code of Business Conduct and Ethics.

Notwithstanding anything in this paragraph, if you are discharged “for cause,” Broadridge will pay all vested or accrued wages, vacation, and expense reimbursement owed to you on the date of such discharge.

Terms

The Bonus and/or Benefit Plan(s) described in this letter are subject to the terms and conditions of the specific plan documents.

Bonus payments (other than the Cash Signing Bonus and Guaranteed FY’10 Bonus described above) and grants (other than the At-Hire Special Option Grant described above) are not guaranteed and are subject to change or modification, elimination and/or replacement by alternate programs due to business conditions and subject to Board approval.

In accordance with our policy, this offer is contingent upon successfully meeting our pre-employment conditions involving a drug test, criminal background check and verification of employment with your previous employer(s).

Under separate cover, we will send an I-9 form for completion as required by the U.S. Government. In order to comply with the Immigration Reform and Control Act of 1986, you will need to bring documents that establish your identity and authorization to work in the United States. Please review the I-9 form we will send for a list of acceptable documents. In the interim, should you have any questions, please contact Maryjo directly at 516-472-5475.

Please be reminded that Broadridge does not want you to use or bring with you, at any time, any confidential information, trade secrets and/or proprietary information from any of your former employers.

Section 409A

It is intended that this agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the agreement is subject thereto, and the agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Broadridge to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this agreement will be paid or provided in accordance with the normal payment dates specified for them herein. With respect to any reimbursement or in-kind benefit arrangements of Broadridge and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

We think you will find Broadridge to be an exciting and dynamic place to work. We hope that you will consider our offer carefully and make the decision to join our team at Broadridge. This offer is in effect for five days. Please sign and return the enclosed copy to Maryjo as soon as possible.

Sincerely,

[signature required for the official document]

/s/ Rich Daly
Rich Daly
CEO

I accept the offer as stated above:

/s/ Timothy Gokey 3/15/2010
Timothy Gokey Date

cc:	Maryjo Charbonnier, Chief Human Resources Officer
Scott Oberstaedt, VP Compensation

March 4, 2010

Restrictive Covenant

In my position(s) with Broadridge Financial Solutions, Inc., its subsidiaries and affiliates (collectively “Broadridge”), I participate in policy decisions and have access to Broadridge’s confidential information and trade secrets. I enjoy substantial compensation and benefits from Broadridge and am participating substantially in its 2007 Omnibus Award Plan. Since it is in Broadridge’s best interests that all employees in executive positions execute restrictive covenants, I agree as follows:

1. During the period that I am an Broadridge employee and ending twelve months after the date I cease to be an Broadridge employee for any reason whatsoever (the “Non-Competition Period”), I will not, provided that I have been an Broadridge employee for at least six months, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a “Person”) engaged in any aspect of Broadridge’s businesses or businesses Broadridge has formal plans to enter on the date I cease to be an Broadridge employee (the “Termination Date”), in a capacity which is the same or similar to any capacity in which I was involved during the last two years of my employment by Broadridge. The restrictions set forth in this paragraph 1 shall apply only to the businesses or businesses that Broadridge has formal plans to enter with which I was involved. After the Termination Date, however, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of Broadridge which is listed on a national securities exchange. Furthermore, after the Termination Date, I may become employed in a separate, autonomous division of a corporation provided such division is not a competitor of Broadridge.

2. During and after my employment by Broadridge, I will not use, or disclose to any Person any confidential information, trade secrets and proprietary information of Broadridge, its vendors, licensors, marketing partners or clients, learned by me during my employment and/or any of the names and addresses of clients of Broadridge. I acknowledge that I am prohibited from taking any confidential, proprietary or other materials or property of Broadridge with me upon termination of my employment. Upon termination of my employment, I shall return all Broadridge materials (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of Broadridge clients and bona fide prospective clients) in my possession or over which I exercise control, regardless of whether such materials were prepared by Broadridge, me or a third party.

3. During the Non-Competition Period, I shall not, on my behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of Broadridge before the Termination Date to sell (license or lease) any software or service competitive or potentially competitive with any software or services sold, licensed, leased, provided or under development by Broadridge during the two-year period prior to the Termination Date, provided that the restrictions set forth in this paragraph 3 shall only apply to clients or bona fide prospective clients of businesses of Broadridge with which I was involved.

4. During the Non-Competition Period, I will not, directly or indirectly, hire, contract with, solicit, or encourage to leave Broadridge’s employ any Broadridge employee, or hire or contract with any former Broadridge employee within one year after the date such person ceases to be an Broadridge employee.

5. During my employment by Broadridge, I shall not accept any position (unless such position is to commence after my employment ceases), compensation, reimbursement or funds, or their equivalent, from any Person engaged in any business in which Broadridge is engaged.

6. A violation of the foregoing covenants not to compete, not to disclose, not to solicit and not to hire will cause irreparable injury to Broadridge. Broadridge shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining me from performing, and continuing in the performance of, any such violation.

7. I understand and acknowledge that Broadridge shall have the sole and exclusive rights to anything relating to its actual or prospective business which I conceive or work on, either in whole or in part, while employed by Broadridge and that all such work product may be property of Broadridge as “works for hire” under federal copyright law and may also constitute Broadridge confidential and proprietary information. Accordingly, I:

(a)	will promptly and fully disclose all such items to Broadridge and will not disclose such items to any other person or entity without Broadridge’s prior consent;

(b)	will maintain on Broadridge’s behalf and surrender to Broadridge upon termination of my employment appropriate written records regarding all such items;

(c)	will, but without personal expense, fully cooperate with Broadridge, execute all papers and perform all acts requested by Broadridge to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;

(d)	will, but without personal expense, provide such information and true testimony as Broadridge may request regarding such items including, without limitation, items which I neither conceived nor worked on but regarding which I have knowledge because of my employment with Broadridge;

(e)	hereby assign to Broadridge, its successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued; and

(f)	state that only such items in which I personally hold or claim an interest and which are not subject to this Agreement are listed on the Ownership Schedule attached hereto. The absence of an Ownership Schedule means that no such items exist.

7. My obligations under this Agreement shall be binding upon me regardless of which office(s) of Broadridge I am employed at or position(s) I hold and shall inure to the benefit of any successors or assigns of Broadridge. This Agreement supplements and does not supersede any prior agreement(s) on the subject matter addressed herein.

8. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. I acknowledge that the terms of this Agreement are reasonable and that I have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this Agreement.

Acknowledged and Agreed:

/s/ Timothy Gokey 3/15/2010
Timothy Gokey Date